EXHIBIT 4.3



                         2000 DIRECTOR STOCK OPTION PLAN

                                       FOR

                                KIRBY CORPORATION

     1. Purpose. The purpose of this Plan is to advance the interests of Kirby Corporation, a Nevada corporation (the "Company"), by providing an additional incentive to attract and retain qualified and competent directors, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. Definitions. As used herein, the following terms shall have the meaning indicated:

     (a) "Board" shall mean the Board of Directors of the Company.

     (b) "Committee" shall mean the Compensation Committee, if any, appointed by the Board.

     (c) "Date of Grant" shall mean the date on which an Option is granted to an Eligible Person, provided it is followed, as soon as reasonably possible, by written notice to the Eligible Person of the grant.

     (d) "Director" shall mean a member of the Board.

     (e) "Eligible Person(s)" shall mean those persons who are Directors of the Company and who are not employees of the Company or a Subsidiary.

     (f) "Fair Market Value" of a Share shall be the mean of the high and low sales price on the New York Stock Exchange on the day of reference as quoted in any newspaper of general circulation or, if the Shares shall not have been traded on such exchange on such date, the mean of the high and low sales price on such exchange on the next day prior thereto on which the Shares were so traded, as quoted in any newspaper of general circulation. If the Shares are not listed for trading on the New York Stock Exchange, the fair market value on the date of reference shall be determined by any fair and reasonable means prescribed by the Board.

     (g) "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

     (h) "Non-Employee Director" shall have the meaning given to such term in Rule 16b- 3(b)(3) under the Securities Act of 1934, as amended.

     (i) "Nonincentive Stock Option" shall mean an option that is not an incentive stock option as defined in Section 422A of the Internal Revenue Code.

     (j) "Option" (when capitalized) shall mean any option granted under this Plan.

     (k) "Optionee" shall mean a person to whom a stock option is granted under this Plan or



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any  successor  to the  rights of such  person  under this Plan by reason of the death of such person.

     (l) "Plan" shall mean this 2000 Director Stock Option Plan for Kirby Corporation.

     (m) "Share(s)" shall mean a share or shares of the common stock, par value ten cents ($0.10) per share, of the Company.

     (n) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. Shares and Options. The maximum number of Shares to be issued pursuant to Options under this Plan shall be ONE HUNDRED THOUSAND (100,000) Shares from Shares held in the Company's treasury. If any Option granted under the Plan shall terminate, expire or be cancelled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. Any Option granted hereunder shall be a Nonincentive Stock Option.

     4. Automatic Grant of Options.

     (a) Options shall automatically be granted to Eligible Persons as provided in this Section 4. Each Option shall be evidenced by an option agreement and shall contain such terms as are not inconsistent with this Plan or any applicable law. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

     (b) The Options automatically granted to Directors under this Plan shall be in addition to regular director's fees or other benefits with respect to the Director's position with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continue to serve as a Director.

     (c) Any Eligible Person who is elected a Director for the first time after July 25, 1999 (the date of the termination of the 1989 Director Stock Option Plan for the Company) shall automatically be granted an Option for FIVE THOUSAND (5,000) Shares on the later of (i) the effective date of this Plan or (ii) the date of such Eligible Person's first election as a Director, which date shall be the Date of Grant for such Option.

     5. Option Price. The option price per Share of any Option shall be the Fair Market Value per Share on the date of the Optionee's first election as a Director.

     6. Exercise of Options. Any Option may be exercised on or after the Date of Grant. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory



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to the  Committee  in its sole  discretion  have  been  made for the  Optionee's payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company to withhold in accordance with applicable Federal or state income tax withholding requirements. Pursuant to procedures approved by the Committee, tax withholding requirements, at the option of an Optionee, may be met by withholding Shares otherwise deliverable to the Optionee upon the exercise of an Option. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, by personal check or with Shares (but with Shares only if permitted by any option agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise) or by a combination of the above. If the option price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date received by the Company.

     7. Termination of Option Period. The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

     (a) thirty (30) days after the date that Optionee ceases to be a Director regardless of the reason therefor other than as a result of such termination by death of the Optionee;

     (b) (i) one year after the date that the Optionee ceases to be a Director by reason of death of the Optionee, or (ii) six months after the Optionee shall die if that shall occur during the thirty-day period described in Subsection 7(a); or

     (c) the tenth (10th) anniversary of the Date of Grant of the Option.

     8. Adjustment of Shares.

     (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

          (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being so optioned, and

          (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

     (b) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares



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or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

     (c) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     9. Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and that so long as an Optionee lives, only such Optionee or his guardian or legal representative shall have the right to exercise such Option.

     10. Issuance of Shares. No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to any Option unless and until certificates representing such Shares shall have been issued and delivered to such person. As a condition of any transfer of the certificate for Shares, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, any agreement or any law or regulation including, but not limited to, the following:

          (a) a representation, warranty or agreement by the Optionee to the Company, at the time any Option is exercised, that he or she is acquiring the Shares to be issued to him or her for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

          (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

Share certificates issued to an Optionee who is a party to any shareholders agreement or a similar agreement shall bear the legends contained in such agreements.

     11. Administration of the Plan.

          (a) The Plan shall be administered by the Committee consisting of not less than three (3) Directors who are Non-Employee Directors; provided, however, that if no such Committee is appointed, the Board (if a majority of which and a majority of the Directors acting on any matter are Non-Employee Directors) shall administer the Plan and in such case all references to the Committee shall be deemed to be references to the Board.



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     The Committee shall have all of the powers of the Board with respect to the
     Plan.

          (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

     12. Interpretation.

          (a) If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

          (b) THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

          (c) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

          (d) Any reference to the masculine, feminine or neuter gender shall be a reference to each other gender as appropriate.

     13. Effective Date and Termination Date. The effective date of the Plan is the date set forth below, on which date the Board adopted this Plan. The Plan shall terminate on the tenth anniversary of the effective date.

ADOPTED BY THE BOARD:     January 18, 2000

EFFECTIVE DATE:           January 18, 2000